                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Deliverex Acquisition Corp.
DPAS Acquisition Corp.
Imagent Acquisition Corp.
Leonard Archives Acquisition Corp.
Permanent Records Acquisition Corp.
Recordex Acquisition Corp.

Recordex Services, Inc.


California Medical Record Service Acquisition Corp.


Texas Medical Record Service Acquisition Corp.


Minnesota Medical Record Service Acquisition Corp.


ZIA Acquisition Corp.

Researchers Acquisition Corp.
Deliverex Sacramento Acquisition Corp.
B&B (Baltimore-Washington) Acquisition Corp.
Premier Acquisition Corp.
Robert A. Cook Acquisition Corp.
RAC (California) Acquisition Corp.